Exhibit 21.1

CONTANGO OIL AND GAS COMPANY

LIST OF WHOLLY-OWNED SUBSIDIARIES

DECEMBER 31, 2014

Wholly-Owned Subsidiaries of Contango Oil & Gas Company as of 12/31/14

Crimson Exploration Inc.

Crimson Exploration Operating, Inc.

Contango Energy Company

Contango Rocky Mountain Inc.

Contango Operators, Inc.

Contango Mining Company

Conterra Company

Contaro Company
Contango Alta Investments, Inc.

Contango Venture Capital Corporation

LTW Pipeline Co.